UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☑       Definitive Additional Materials
☐       Soliciting Material Pursuant to §240.14a-12
ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TENNENBAUM CAPITAL PARTNERS TM
April 7, 2009
VIA E-MAIL
Board of Directors of Online Resources Corporation
c/o Mr. Matthew P. Lawlor, Chairman & Chief Executive Officer
4795 Meadow Wood Lane
Chantilly, VA 20151
Members of the Board of Directors:
As your largest shareholder we are deeply troubled by the pattern of misinformation and false statements associated with your investor communications. However, we believe your most recent presentation materials filed with the Securities and Exchange Commission on April 3 are nothing less than a flagrant and irresponsible effort to win votes for Mr. Lawlor’s board nominees. In our view the length to which management has distorted the facts and attempted to “spin” the issues smacks of a breach of duty.
Our Interests ARE Aligned With Those of Other Common Shareholders
We win only when ALL shareholders win. To do so, we believe the current Board needs an infusion of true independence. The Board needs new directors willing to question and challenge management and act in a manner that benefits ALL shareholders. Consider the fact that the current Board votes consistently with the recommendations of the Chairman and CEO, Matt Lawlor. In fact, we believe much of the Company’s message is designed to entrench Mr. Lawlor’s Board.
IT IS NOT ABOUT TENNENBAUM — IT IS ABOUT ONLINE RESOURCES
AND GETTING THE COMPANY BACK ON TRACK
The Company’s campaign appears to revolve around the message that Tennenbaum’s interests are not aligned with those of our fellow shareholders. This is inaccurate and we are frankly surprised that you continue to allow Mr. Lawlor, your apparent spokesman, to continue drumming this hollow argument in your public communications. In fact, the following exemplify some of the numerical and linguistic contortions Mr. Lawlor has had to recently engage in to make this point:
•	Mr. Lawlor’s bold and unsupported statement that our preferred shares are currently valued at $47 million to $67 million displays a complete lack of understanding of corporate finance and the governance rights associated with our preferred shares. We would be very much interested in discussing such valuation, including all relevant assumptions (none of which are publicly disclosed in the April 3 presentation or elsewhere), with the three unnamed “independent” investment banks that provided Mr. Lawlor with such an absurd range. We can only assume that many of the salient non-economic terms of our preferred shares were not included in the analysis by these investment banks. Unfortunately, Mr. Lawlor (and now his “independent” financial advisors) continues to display a lack of understanding about the basics of securities
2951 28th Street, Suite 1000, Santa Monica, California 90405

valuation and the terms of our preferred shares. This is particularly disappointing given the numerous times we have discussed with him the valuation of our preferred shares. Even the Company’s independent auditor has had significant issues in the past with management’s accounting treatment of our preferred shares and we would have expected the Company to be better educated of their terms as a result of this process. Given that most of our fellow shareholders are sophisticated enough to see through Mr. Lawlor’s number games, we encourage management to stick with defensible facts on this issue.

•	We would like to once again point out that the basic assumption in Mr. Lawlor’s analysis — that it is our current intent to sell our position in the Company is simply inaccurate. Our funds have 10-year locked up money. We do not need to sell.

•	We would also like to highlight Mr. Lawlor’s statement that our common shares represent such a “small portion of value” that our $8.30/share basis is “immaterial” to our investment decision. We are astounded that the Board would actually consider a 10% investment in the Company’s common shares a small portion of value. Furthermore, how can Mr. Lawlor seriously contend that an approximately $25 million investment in common shares is “irrelevant” to our $75 million investment in preferred shares? Does the Board seriously believe this?

•	Mr. Lawlor has also pointed out that we have “little incentive to increase value.” Mr. Lawlor misses one fundamental point: our preferred shares are a convertible security. We would expect Mr. Lawlor, the rest of the Board and their three “independent” financial experts to appreciate the fundamental point that owning such a security creates a very strong incentive for us to increase overall value.
Online Resource’s Corporate Governance IS Broken
Mr. Lawlor has stated that Tennenbaum “feigns issues of governance.” Many pages of the April 3 presentation go to paint a rosy picture of the Company’s governance practices that we believe is absolutely decoupled from reality. In our view, Mr. Lawlor’s self-serving description of the Board as “highly independent” and “strong and well balanced” does not stand close scrutiny. The following examples illustrate this point:
•	The Board’s “lead independent director” previously served as President and COO of the Company and reported directly to Mr. Lawlor. Although Mr. Heath might qualify as “independent” under a purely technical reading of the applicable exchange rules, the contention that he is truly independent within the spirit of what independence is meant to symbolize in the Boardroom is just disingenuous. As we have indicated before, we believe Mr. Heath is simply not qualified to be, and certainly does not act as, the lead independent director. In our view, Mr. Lawlor’s assertion in the April 3 presentation that Mr. Heath is the “forum for dissent” is laughable.

•	Last year Mr. Lawlor hired Lane Berry, a boutique investment bank, without Board consent. In fact, ratification on the engagement by the Board was not sought until the undersigned raised the issue in the Boardroom, at which time an engagement letter with a one year tail to sell the Company had already been executed by Mr. Lawlor on behalf of the Company (with a significant financial multi-million dollar fee component benefiting Lane Berry). Interestingly, though not surprisingly, the lead banker in the Lane Berry engagement — Fred Lane — was a business school classmate and friend of Mr. Lawlor’s. Mr. Lane was also an early investor in Online Resources. Of course, the Company’s “lead independent director” and other Board members rubber stamped Mr. Lawlor’s goal of using an investment bank that, in an opinion, has close ties with him. We found this action incomprehensible in today’s era of corporate governance.

•	We also should highlight that last year Mr. Lawlor tried to implement a shareholder rights plan, ostensibly due to our accumulation of common stock. After the Board itself removed the rights plan in 2007, how could it seek to implement a new one? While we argued vehemently against the adoption of this entrenchment mechanism, it was only our legal rights contained in our preferred stock which dissuaded the board from pursuing a course of action that would have ended in litigation. We are not “feigning” issues of corporate governance. We believe they are real and they are inexcusable.

•	Mr. Lawlor was discussing exploring a way to exchange our preferred shares as early as the Q1 ‘07 earnings call, less than a year after Tennenbaum invested in the Company. In our opinion he has long been frustrated by the fact that, unlike other Board members, the undersigned actually questions and challenges his decisions and management style.
Online Resources Is NOT Performing Well
Mr. Lawlor contends that Online Resources and its management team have performed well, particularly when compared to a curiously extensive (and novel) “peer group”. But these are the facts:
•	EBITDA, the measure most often used by analysts in measuring Online Resources’ performance, has been at the low end or below quarterly guidance for 7 of the last 8 quarters. This is true despite Mr. Lawlor’s laughable effort to graphically mask this fact on page 26 of the April 3 presentation (we note the obvious fact that the “actual result” marker is often larger than the guidance ranges!).

•	Mr. Lawlor fails to recognize that the Company’s EBITDA margin growth has been a complete miss. At the Company’s analyst day in August 2006, management projected EBITDA margins between 30%-35% by 2007, and 35%-40% beyond 2007. Q4 ‘07 EBITDA margin was 27.1% and full year ‘07 EBITDA margin was 24.2%. A year later at the 2007 analyst day, management projected that the Company would exit 2008 with an EBITDA margin of at least 30%. Q4 ‘08 EBITDA margin was 25.9%. Full year ‘08 EBITDA margin was 21.6%.

•	We strongly believe that interest rates or lost clients are not an acceptable excuse for the Company’s performance. Every business loses customers. A well managed business acquires new ones.

•	Since the acquisition of Princeton eCom over two years ago, shareholders have faced a declining stock price that has significantly underperformed its peer group, declining 71% while the industry peer group has declined an average of 11%.

o	We believe a proper peer group (on which the numbers above are based) would include S1 Corporation, Intuit Inc., Fidelity National Information Services Inc., Fiserv Inc., Jack Henry & Associates, Inc. and Metavante Technologies, Inc.

o	In his April 3 presentation, Mr. Lawlor makes continuous reference to a “peer group” composed of FORTY companies! By way of contrast, we note that according to the latest Company proxy statement, only fifteen companies were included in the peer group for the February 2009 study used to review the Company’s prior compensation decisions for 2008 and construct its compensation decisions for 2009. Also, the Company lists less than fifteen publicly traded competitors in its latest annual report on Form 10-K.

o	We note that the April 3 presentation’s “peer group” includes:
▪	several companies that are in completely unrelated industries to the Company, such as (i) H&R Block and Jackson Hewitt (tax and business consulting), (ii) Deluxe Corp (although it serves FIs, its primary business is printed checks, business forms, promotional products and fraud monitoring software), (iii) Diebold (manufactures automated self-service transaction systems and election systems and develops software used by ATMs), (iv) Portfolio Recovery Associates (outsourced receivables management), (v) Paychex (payroll processing) and (vi) Coinstar (although it has an e-payment subsidiary, its primary business is coin-counting machines), and

▪	companies with substantially lower revenue than Online Resources that are trading over-the-counter (Pipeline Data and Cash Technologies).
•	Mr. Lawlor claims that the Company’s steeper price decline relative to its peers is primarily due to uncontrollable events and uncertainty that have reduced the EV/EBITDA multiple premium the Company typically enjoys. In our view this statement clearly demonstrates that management and the Board completely misunderstand why the Company no longer trades at a premium, and need a dose of reality. We strongly believe that the EV/EBITDA multiple premium the Company previously enjoyed stemmed from the perceived higher growth profile of the Company and substantial EBITDA margin growth that the Company projected at the time of the Princeton eCom acquisition. As the Company has failed to achieve the primary financial targets it outlined at the time of the acquisition, we believe many investors and sell-side analysts have come to question whether or not the Company is as a compelling growth story as they once thought, and as result, the Company’s multiple has contracted. There is no “multiple fairy” that is going to come back and waive a magic wand and make the premium reappear — in our view the only way the Company will garner a premium multiple is if it actually delivers on its future growth plan.

•	Mr. Lawlor has failed to explain the continuing loss of customers following major acquisitions, particularly the Princeton eCom transaction. Mr. Lawlor states that client departures are not service quality related and not likely to recur; however, only one of the major client departures in the last two years (MBNA, CNE, Jack Henry, Certegy, BB&T and Citizens Bank (payments business)) resulted from an FI merger.

•	On page 5 of the April 3 presentation, Mr. Lawlor flaunts that he is midway through a master plan set out in 2007. But he fails to mention that:
o	The Company has lost core processor distribution partners (Jack Henry/Certegy) and has not replaced them.

o	Mr. Lawlor has continued to speak to the great revenue opportunities that exist with consolidation of the industry occurring at such a rapid rate. While we share his optimism (and an equal level of concern over the changing landscape), unfortunately, in our opinion, the business has not capitalized on the opportunity to take customers from bill payment providers that were acquired by core processors. In fact, the Company has not generated any significant new FI account gains from Checkfree, Corillian or Digital Insight after they were acquired by Fiserv and Intuit, respectively.
Mr. Lawlor’s Desperate and Misleading Attack on Tennenbaum’s Integrity
Not satisfied with what in our view are his attempts to mislead investors about the reality of Online Resources’ governance practices and financial performance, Mr. Lawlor proceeds in his April 3 presentation to falsely attack Tennenbaum and accuse us of violating Board trading policies and practices. To set the record straight:
•	As a shareholder, Tennenbaum is not, and has never been, bound by the blackout periods imposed by Mr. Lawlor on directors and officers. (The Company’s written policy does not purport to bind our Funds and there is no legal basis for it to do so.) Prior to making any trade in Online Resources, fund representatives always confirm that the undersigned, as Board member, holds no material non-public information. The Company has never contended that our funds have traded while in possession of inside information.

•	Mr. Lawlor has capriciously opened and closed blackout periods without legitimate legal basis or rationale for doing so. In fact, in at least one instance where such blackout period was imposed by Mr. Lawlor, Tennenbaum requested that Company counsel be consulted. Company counsel confirmed that insiders did not possess any material nonpublic information that warranted imposing any restriction on trading. We believe this is another example of Mr. Lawlor’s dictatorial management style and attempts to maintain complete control over the Board and the shareholder base.

•	Tennenbaum Capital purposely imposes no “Chinese Wall” between the undersigned and other divisions. Doing so could result in a situation where a trade is made at a time when the undersigned is in possession of material nonpublic information. As

Mr. Lawlor should appreciate, such appearance of impropriety would be detrimental to both Tennenbaum and the Company.

•	We appreciate that it inconveniences Mr. Lawlor when communications with investors and other constituencies do not go through him or “lead independent director” Mr. Heath. Unfortunately for Messrs. Lawlor and Heath, the undersigned believes that his fiduciary duties require that he communicate with investors that reach out to him to communicate their concerns about the Company. Furthermore, our December, 2008 Schedule 13D amendment made it clear that, as a shareholder, we reserve the right to talk to shareholders and other relevant parties.
     We would like to point out that Mr. Lawlor keeps repeating, much like a broken record, that our only interest is getting the Company sold. As we have made clear on a number of occasions, our interest is to maximize the value of both our preferred and common stock investment in the Company. But more importantly, we want to refute Mr. Lawlor’s unqualified and false contention that our independent nominees “have already decided to support a sale.” He is very much aware that this is not the case. Our nominees have no pre-conceived agenda other than to serve the best interests of all shareholders in accordance with their fiduciary duties. Each of them is highly qualified and has an impeccable record of service to public and private companies, their boards and shareholders. We view Mr. Lawlor’s ill conceived efforts to publicly question their record and integrity in the last few weeks as a new low for a management team that in our opinion has lost all credibility among its peers and the investor community.
     Finally, we are tired of the waste associated with this letter writing process. The important issue for us, and we assume most shareholders, is that the Company focus on improving its business and strategy, and develop new creative approaches to drive business value in this continually evolving strategic landscape; and not spending its resources protecting management’s role or disparaging our firm or our candidates. We intend to be an investor in the Company for a long period of time. For management and the Board to work constructively with us and our Board candidates seems to us to be the better use of its time.
Sincerely,
/s/ Michael Leitner
Michael Leitner
Managing Partner
Tennenbaum Capital Partners

6